EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Intermix completes previously announced investment in MySpace Inc. by Redpoint Ventures.

Newly Formed MySpace, Inc. Receives $5 Million in Financing Proceeds to Facilitate Continued Growth of Business as Independent Subsidiary of Intermix Media

LOS ANGELES, CA, February 15, 2005 – Intermix Media, Inc. (AMEX: MIX), announced today the formation of an independent subsidiary that will own and operate MySpace.com. Under the terms of the deal, the Company and the management of MySpace.com (“MySpace Ventures LLC”) contributed their ownership interests in the assets of the MySpace.com business to a newly formed Delaware corporation named MySpace, Inc. Simultaneously with the transfer of assets, MySpace, Inc. sold a combination of common and preferred stock to Redpoint for a total purchase price of approximately $11.5 million. As a result of the transactions, Intermix received approximately $2.8 million in cash, a promissory note from MySpace, Inc. in the principal amount of $1.5 million subject to post-closing adjustment, and a majority ownership stake in MySpace Inc. totaling approximately 52% of the Company. Prior to this transaction, Intermix owned a 66% interest in the assets of MySpace.com with MySpace Ventures owning the remainder. After payment to MySpace Ventures of approximately $3.75 million in cash as partial consideration for its contribution of assets, the net financing proceeds to MySpace, Inc. were $5 million.

“We are very pleased with the final structure of MySpace, Inc.,” said Richard Rosenblatt, Chief Executive Officer of Intermix. “We received a minority investment to further fuel the growth of MySpace.com and we retained control and other important rights. This new arrangement is expected to enable MySpace, Inc. to attract and retain top tier managers by tying the equity component of their compensation directly to MySpace’s success. We believe that this transaction will enhance MySpace.com’s value for Intermix’s stockholders and allow us to most effectively monetize this subsidiary moving forward.”

Mr. Rosenblatt and Intermix director Andrew Sheehan will sit on the Board of MySpace, Inc. as the nominees of Intermix along with Geoffrey Yang from Redpoint Ventures and Chris DeWolfe as CEO of MySpace, Inc. An unaffiliated fifth director is expected to be elected to the MySpace Board in the near future. Mr. Rosenblatt will serve as Chairman of the new MySpace corporation. Additional terms of the transaction announced today include Intermix’s right to maintain its majority ownership position in MySpace, Inc. prior to certain triggering events and a one-year option for Intermix to purchase all outstanding shares of MySpace, Inc. under certain circumstances and at a pre-set valuation.

“We are very excited about our investment in MySpace,” said Geoffrey Yang, Managing Director of Redpoint Ventures. “MySpace has quickly become the next generation leader in social networking space. The company has the opportunity to define a new category of lifestyle portal for young adults around a social network.”

“Redpoint’s experience in breaking new ground at the intersection of technology and entertainment will prove invaluable,” said Chris DeWolfe, CEO of MySpace. “We look forward to benefiting from this experience as we move forward.”

About Intermix Media

A leading online media and ecommerce enterprise, Intermix Media and its subsidiaries utilizes proprietary technologies and analytical marketing to develop unique content, an active community and innovative ecommerce offerings. The Intermix Network blends user-generated and proprietary online content to motivate its users to spend more time on its Network and to invite their friends to join them. By integrating social networking applications, self publishing and viral marketing, the Intermix Network has grown to over 21 million unique visitors per month, including such flagship properties as MySpace.com and Grab.com. Intermix also leverages its optimization technologies, marketing methodologies and the Internet through its Alena unit, where it launches branded consumer product offerings. Alena expands Intermix’s consumer reach by marketing select high margin and innovative products directly to the consumer across the Internet. In doing so, Alena cost effectively builds consumer brands, such as Hydroderm, and drives new users back to the Intermix Network.